Exhibit 99.1

Opiant Pharmaceuticals, Inc. and Consort Medical plc Announce Manufacturing Agreement for OPNT003, Intranasal Nalmefene, for Treatment of Opioid Overdose

SANTA MONICA, CA, and HEMEL HEMPSTEAD, UK, September 10, 2018 – Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing pharmacological treatments for addictions and drug overdose, and Consort Medical plc (“Consort”) (LON: CSRT), a leading contract development and manufacturing organization, today announced a development and manufacturing agreement for Opiant’s OPNT003 (intranasal nalmefene), a potent, long-acting opioid antagonist for the treatment of opioid overdose.

Under this agreement, Aesica and Bespak, wholly-owned subsidiaries of Consort, will work with Opiant to produce a pre-filled delivery nasal spray with nalmefene. As part of the agreement, Aesica will supply Opiant with clinical samples and registration batches for the purposes of performing clinical studies and obtaining regulatory approvals. Further, upon approval by the U.S. Food and Drug Administration (FDA), Aesica and Bespak will manufacture and supply the commercial device for Opiant.

“We are extremely pleased to be working with a group as highly-regarded as the Consort team,” said Roger Crystal, M.D., Chief Executive Officer of Opiant. “OPNT003 has the potential to be a transformative treatment for opioid overdose, and Consort’s significant expertise in inhalation technologies will help support our lead product candidate through commercialization.”

“We are delighted to announce this agreement with Opiant, which highlights our expertise in the nasal delivery of drugs and the value of our unique offering of providing both drug manufacturing and delivery capabilities alongside one another,” said Jonathan Glenn, Consort’s Chief Executive Officer.

Following the completion of OPNT003 formulation studies, Opiant intends to initiate a confirmatory pharmacokinetic study in early 2019. Based on previously obtained feedback from the FDA, Opiant intends to pursue a 505(b)(2) development path for OPNT003. Opiant anticipates the potential to submit a New Drug Application for the drug and intranasal delivery device combination in 2020. Opiant retains full commercial rights to OPNT003, and this development work is largely funded by a $7.4 million National Institutes of Health (NIH) grant.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc. is a specialty pharmaceutical company developing pharmacological treatments for addictions and drug overdose. The National Institute on Drug Abuse, a component of the NIH, describes addictive disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. With its innovative opioid antagonist nasal delivery technology, Opiant is positioned to become a leader in these treatment markets. Opiant's first drug overdose product, NARCAN® Nasal Spray, is approved for marketing in the U.S. and Canada by its commercialization partner, Adapt Pharmaceuticals. For more information please visit: www.opiant.com.

About Consort Medical plc
Consort Medical plc is a leading, global, single source pharma services drug and delivery device company. Consort is at the leading edge of innovation and is committed to investing in patient,

Exhibit 99.1

clinician and customer driven innovation to create new treatments, new markets and new opportunities. Consort’s businesses:

Bespak is a global market leader in the manufacture of drug delivery devices for pharmaceutical partner companies, including respiratory, nasal, injectables and ocular products, and the manufacture of devices for the point of care diagnostics market: www.bespak.com.

Aesica is a leading provider of finished dose and active pharmaceutical ingredient (API) development and manufacturing services to pharmaceutical partners: www.aesica-pharma.com.

Consort employs approximately 2,000 people globally of which approximately 1,400 are located in the UK. Consort has UK facilities in King’s Lynn, Cambridge, Nelson, Milton Keynes, Cramlington, Queenborough and Hemel Hempstead, German facilities in Monheim and Zwickau and a facility in Pianezza, Italy. Consort is a public company quoted on the premium list of the London Stock Exchange (LSE: CSRT): www.consortmedical.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our Form 10-KT for the transition period August 1 to December 31, 2017 and Form 10-Qs for the periods ended March 31, 2018 and June 30, 2018 filed with the Securities and Exchange Commission on March 7, 2018, May 8, 2018 and August 9, 2018, respectively, including under the caption titled "Risk Factors." These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

CONTACTS:
Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 535-7746